Company Contact:	Investor Relations Contact:
Gavin Chen	Ms. Lei Huang, Account Manager
Assistant to CFO	CCG Investor Relations
China Medicine Corporation	Tel: +1-646-833-3417 (NY Office)
Tel: +86-20-8739-2102	E-mail: lei.huang@ccgir.com
E-mail: konzern08@163.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
CCG Investor Relations
Tel:+1-646-213-1915
Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Medicine Appoints New CFO, Nominates Three New Directors

Guangzhou, China, May 3, 2010 — China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), primarily a manufacturer, leading distributor and developer of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other nutraceuticals, today appointed Mr. Fred Wai-Kuen Cheung as its Chief Financial Officer. The Company also announced that its board of directors has nominated three new directors to stand for election at its annual meeting of stockholders on May 27, 2010.

Mr. Cheung brings over 18 years of professional expertise in auditing, financial and general management through his experience working with a “Big Four” auditing firm, a multi-national corporation, a private equity fund, and public and private companies based in Asia. Prior to joining China Medicine, Mr. Cheung was an investment manager at CLSA Capital Partners (HK) Ltd.. Previously, Mr. Cheung was the financial controller for Podium Development Co., Ltd. in Hong Kong and China. Mr. Cheung also worked at VTech Holdings Limited for more than four years, holding various senior positions. Mr. Cheung was the accounting manager for DuPont China Ltd., stationed in Shenzhen, PRC for over three years. Mr. Cheung began his career at Deloitte Touche Tohmatsu focusing on auditing for over three years. Mr. Cheung has a bachelor’s degree in Accountancy from Hong Kong Polytechnic University. Mr. Cheung received his CPA from the Hong Kong Institute of Certified Public Accountants in January 1997 and ACCA from the Association of Chartered Certified Accountants in April 1995.

“We are honored and delighted to have Mr. Cheung join China Medicine as our Chief Financial Officer. We are committed to building our management team and strengthening our financial management and operations of the Company,” said Mr. Senshan Yang, CEO and Chairman of China Medicine Corporation. “Mr. Cheung brings a wealth of knowledge in financial reporting, internal controls and management. I am confident he will be a great addition to our Company.”

 Two of the Company’s existing directors, Mr. Robert Adler and Dr. Yanfang Chen, will not stand for reelection in 2010. The Company has nominated three new independent directors to stand for election at the Company’s annual meeting of stockholders on May 27, 2010.

Mr. Daniel Shih brings to the board over 20 years of experience in management, sales and marketing in the information technology and industry application areas with multinational corporations. He is currently the Chief Strategy Officer and the Head of the retail business unit of Stella International Holdings Ltd. Previously, Mr. Shih was the President of PepsiCo China’s beverage business unit; the President of Motorola China and the CEO of CapGemini Ernst & Young Consulting North Asia.

Mr. Sean Shao brings to the board extensive accounting and financial management experience within the biopharmaceutical industry. Mr. Shao currently serves as an independent director and audit committee chairman for several NASDAQ-listed Chinese companies. Mr. Shao also previously served as CFO at a number of NASDAQ-listed Chinese companies.

Mr. Ian Robinson brings to the board international senior management experience in accounting and finance. Mr. Robinson has over 45 years of experience as chartered accountant, including serving as a Senior Partner of the Hong Kong office of Ernst & Young. Mr. Robinson’s years of experience as an independent director and audit committee chairman of both Hong Kong and U.S listed companies will be instrumental for China Medicine.

“We highly appreciate both Mr. Adler’s and Dr. Chen’s valuable oversight and guidance during their tenures with China Medicine Corporation,” said Mr. Yang. “At the same time, we are confident our director nominees, once elected, will bring a fresh perspective to corporate governance and operational oversight.”

About China Medicine Corporation

China Medicine Corporation, a comprehensive enterprise with a research and development centre, manufacturing facilities and well established sales network, engages in the production and distribution of prescription and over the counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company distributes its products to wholesale distributors, including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company is developing a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

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